EDAP TMS S.A.
 2002 20-F REPORT




                                  EXHIBIT 1
                   EDAP TMS S.A. ARTICLES OF ASSOCIATION
                  (ENGLISH VERSION - FOR INFORMATION ONLY)
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                                   EDAP TMS

                    A STOCK COMPANY (SOCIETE ANONYME)
                     WITH A CAPITAL OF EUROS 1,087,166.73
            HEAD OFFICE: PARC D'ACTIVITE- LA POUDRETTE LAMARTINE
                             4 RUE DU DAUPHINE
                         69120 VAULX EN VELIN - FRANCE




                    MEMORANDUM AND ARTICLES OF ASSOCIATION


                    including modifications regarding the
           "Loi NRE" and the adoption of an usual way of management




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                                    TITLE I

                     FORMATION - PURPOSE - CORPORATE NAME
                         REGISTERED OFFICES - DURATION


ARTICLE 1 - FORMATION OF THE COMPANY

A stock company exists between the owners of the shares created hereinafter and those which could be created at a later stage ; it is organized and exists under the laws in force and under the following bylaws.


ARTICLE 2 - CORPORATE PURPOSES

The purpose of the Company is:

    - the taking of financial interests under whatever form in all French or foreign groups, companies or businesses which currently exist or which may be created in the future, mainly through contribution, subscription or purchasing of shares, obligations or other securities, mergers, holding companies, groups, alliances or partnerships ;

    -  the management of such financial interests ;

    -  the   direction,  management,  supervision  and  coordination   of   its
       subsidiaries and interests ;

    - the provision of all administrative, financial, technical or other services ;

    - and generally, all operations of whatever nature, financial, commercial, industrial, civil, relating to property and real estate which may be connected directly or indirectly, in whole or in part, to the company's purposes or to any similar or related purposes which may favor the extension or development of said purpose.


ARTICLE 3 - CORPORATE NAME

The corporate name of the Company is:

                                   EDAP TMS


ARTICLE 4 - REGISTERED OFFICE

The registered office is fixed at: Parc d'activite La Poudrette Lamartine 4 rue du Dauphine - (F) 69120 Vaulx en Velin - France.

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It may be transferred  to  any other location within the department or a nearby
department  further  to  a  simple   resolution  from  the  Board,  subject  to
ratification by the earliest Ordinary General Meeting, and every other location by virtue of a resolution from the Extraordinary Shareholders' General Meeting. The Board may set up administrative seats, subsidiaries, offices and branches in all places without any derogation related to the choice of jurisdiction as provided in these bylaws.


ARTICLE 5 - DURATION

The duration of the Company is sixty (60) years as of the date of incorporation of the Company recorded in the Trade and Corporate Registry unless an anticipated dissolution or a prorogation is decide as provided for in these bylaws.


                                   TITLE II

                              REGISTERED CAPITAL


ARTICLE 6 - REGISTERED CAPITAL

The registered capital is fixed at the amout of one million eighty seven thousand one hundred sixty-six Euros and seventy three cents (Euros 1,087,166.73) divided into eight million three hundred and sixty-two thousand eight hundred and twenty-one (8,362,821) shares with a nominal value of thirteen cents (Euros 0.13) each, fully paid up.


ARTICLE 7 - INCREASE OF THE REGISTERED CAPITAL

The registered capital may be increased once or several times through the creation of new shares, representing contributions in kind or contributions in cash, the transformation of available corporate reserves into shares or through any other mean by virtue of a resolution from the Extraordinary Shareholders' General Meeting. Such meeting shall fix the conditions for the issuing of new shares within the framework of the legal provisions in force, or delegate its powers for such purpose to the Board. As a representation of capital increases may be created, either shares similar to the existing ones, or shares of a totally different type which may, within the conditions provided by law, grant a preferential right or whatever privilege on the other shares. The Board has all powers to negotiate, if any, with any bank or financial syndicate to facilitate or guarantee the issuance of shares as mentioned hereabove complying with any legal provision, in particular as far as preferential rights of subscription for the benefit of the older shareholders are concerned.


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No capital increase in shares paid up in cash may however be implemented if the existing capital has not been priorly fully paid up. Capital increases must be implemented within five years as of the date on which the Shareholders' General Meeting has taken or authorized such resolution.

Capital increases may occur through the issue of shares with a premium. That premium of which the total amount shall have to be paid at the time of the subscription of the shares shall not be regarded as a profit to be distributed under operating profit ; it shall represent an additional payment to the capital in shares and shall belong exclusively to all shareholders, except otherwise provided for by the Ordinary or Extraordinary Shareholders' Meeting.

In case of an increase through the issue of shares payable in cash, and unless otherwise provided further to a resolution from the Extraordinary Shareholders' General Meeting, the owners of existing shares who have duly contributed as they were called up shall receive in proportion to the amount of these shares, a preferential right to subscribe to the new shares. The Board shall determine the manner in which that right shall be exercised and its validity period in compliance with (French) law; it shall be negotiable under the same conditions as the shares during the subscription.

Those shareholders who, due to the number of shares they hold, may not obtain a new share or a full number of new shares, shall be entitled to group to exercise their right but however no joint subscription may result from such a grouping.


ARTICLE 8 - CAPITAL REDUCTION

The Extraordinary Shareholders' General Meeting may also decide a reduction of the registered capital for whatever reason and in whatever manner, in particular through the reimbursement to the shareholders of a repurchasing of the corporate shares or the exchange of old shares by new shares, for the same or a lower number of shares, with or without the same nominal amount and, if any, the obligation of selling or buying old shares to enable the exchange or also through the payment of a balance in cash.

The General Meeting may also delegate to the Board all powers to implement the capital reduction.

The Auditors shall be informed on the project of capital reduction at least forty five days prior to the Meeting. The General Meeting shall decide on the report from the Auditors who shall provide their appreciation on the causes and the conditions of the operation.

When losses do not motivate the capital reduction, creditors may within a period of thirty days as of the date of the filing with the Clerk of the Trade Court of the minutes of the resolution from the General Meeting who decided or authorized the reduction, oppose to the reduction. The opposition is brought before the Trade Court.

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                                   TITLE III

                                    SHARES

ARTICLE 9 - PAYMENT OF THE SHARES

At the time of capital increase, the shares to be subscribed in cash must be paid up of at least one fourth at the time of the subscription. The balance of payments shall be paid within a maximum of five years, as of the day on which the capital increase shall have become effective, in one or several times, at the times and in the proportions determined by the Board. The calling up of capital contributions shall be communicated to the shareholders by registered letter at least fifteen days prior to the date fixed for each payment.

The shares contributed in cash as part of the capital increases may be paid up partly or totally through the compensation of a debt which is fixed, liquid and due to the company.

The Board may authorize at any time the shareholders to prepay the amount of their shares which are not yet called up.

Should the shareholders not proceed with the payments on the set dates, the interest of the amount of these payments shall run by law for each day of delay at a rate of 12% per annum as of the date of payment fixed in the registered letter above mentioned and without a claim or formal notice being necessary.

If within the period fixed at the time of calling up the capital, some shares have not been paid up from the required payments, the Company may, one month after a special formal individual notice notified to the defaulting shareholder
- by registered letter or extra judicial writ - offer, to the other shareholders, the shares to be paid up by registered letter sent to each of them.

To implement this preemptive right, the Board shall have, upon the expiration of the fixed time limit, at the time of the calling up of capital, to offer to the shareholders the shares to be paid up by registered letter sent to each of them.

If several shareholders are purchasers, the shares shall be distributed among them in proportion to their rights in the Company.

If such a proportional distribution is not possible, the remaining shares shall be distributed through draw lots.

If within a time limit of one month further to the shareholders having been warned, some shares are still not paid up, the Company may sale them within the terms and conditions stipulated under Section L.228-27 of the French Commercial Code through the decree of March 23, 1967 referred to for its application.


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The sale of the shares shall be carried in public auctions by a stock broker or a public notary. For such purpose, the Company shall publish in a legal gazette within the department of the registered offices, at least thirty days further to the notice scheduled in the previous paragraph, a notice concerning the sale of the shares. It shall inform the debtor and, if any, its co-debtors, of the sale by a registered letter containing indications on the date and the issue number of the gazette in which the publication has been made. The sale of the shares may not take place less than fifteen day as from the sending of the registered letter.

The Company shall be entitled to the net proceeds of the sale up to the due amount and shall be deducted from the principal amount and interests due by the defaulting shareholder before the reimbursement of the costs incurred by the company to realize the sale. The defaulting shareholder remains debtor or benefits from the difference.

Upon the expiration of the time limit as scheduled in the fifth paragraph above, the shares not paid up from the required payments shall stop permitting the admission and the voting rights in shareholders meetings and shall be deducted for the counting of the quorum. The right to the dividends and the preferential right of subscription shall be suspended. If the shareholder pays up the principal sum and its interests, he/she may ask for the payment of non prescribed dividends but he/she may not exercise an action under a preferential right of subscription to a capital increase after the expiration of the time limit fixed for the exercise of that right.


ARTICLE 10 - LEGAL FORM AND CONDITIONS OF VALIDITY OF SHARES

The shares are compulsorily issued by the Company as registered shares and are materialized through a registration into the accounts of the Company.

The share accounts are kept under the conditions and terms provided by law, by the Company or any other authorized Agent the name or denomination and address
of   which  shall  be  published  in  the  "Bulletin  des  Annonces  Legales
Obligatoires" (Bulletin for compulsory legal announcements).

The share accounts mention:

   - the identification data of natural persons or legal entities in the name of whom they have been opened and, if any, the legal nature of their rights or incapacities ;

   - the name, the category, the number and, if any, the nominal value of the registered shares ;

   - the restrictions which may concern these shares (pledge, escrow account, etc...).

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Whenever the shares are not fully paid upon subscription, the payments on these shares are put in and witnessed as such by a certificate.

Each share gives right to a part of the ownership of the Company's assets, in proportion with the number of issued shares. Besides, it gives right to a part of profits as stipulated under Article 27 hereinafter.

Shareholders are only responsible up to the amount of shares they possess and above that amount, any calling up of capital is forbidden. They cannot be subject to any restitution of interests or dividends which were regularly distributed.


ARTICLE 11 - SHARE TRANSFERS

Shares may be freely traded under the conditions defined by law. In the event of a capital increase, the shares may be traded from the completion thereof.

Shares shall remain negotiable following the Company's dissolution, and until the closing of its liquidation.


ARTICLE 12 - INDIVISIUM OF SHARES - SEALS

In respect of the Company the shares are indivisible. Joint owners of a share shall be represented before the Company by a single person they shall have appointed further to a common agreement.

Whenever the ownership of several existing shares shall be necessary to exercise any right whatsoever and in particular to exercise the preferential right as hereabove provided for, or still, in the case of exchange or attribution of the shares further to an operation such as: capital reduction, capital increase by incorporation of reserves, merger, entitling to a new share against providing existing shares, isolated shares or shares in a number lower than the one required shall grant no right to the holder against the Company ; shareholders shall be personally responsible for the regrouping of the necessary number of shares.

The heirs, representatives or creditors of a shareholder shall under no circumstances whatsoever neither call for the seals on the Company's assets and documents requesting the partition or the sale by auction of a lot held by indivisium, nor interfere in whatever manner in its management ; they must - for the exercise of their rights - refer to the corporate inventories/ books and the decisions from the General Meeting.

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All shares which form or shall  form  the  registered  capital  shall always be assimilated to one another as regards tax costs. Consequently, all duties and taxes which for whatever reason could - with respect to any reimbursement of capital of these shares, or more generally, any distribution of their profit become claimable for only some of them, either during the existence of the Company or during its winding-up, shall be distributed among all shares representing the capital at the time of that or those reimbursements or distributions in such a way that all current or future shares shall confer on their owners - whilst taking into account the nominal amount of shares and rights not amortized of different categories, the same effective privileges giving them the right of receiving the same net amount.


                                   TITLE IV
                           MANAGEMENT OF THE COMPANY


ARTICLE 13 - BOARD OF DIRECTORS


The Company is managed by a Board of Directors made up of individuals or legal persons whose number is determined by the Ordinary Shareholders Meeting within the limits provided for by the law.

A legal entity must, at the time of its appointment, designate an individual who will be its permanent representative at the Board of Directors. The duration of the office of this permanent representative is the same as that of the Director legal body he/she represents. In the event the legal body revokes its permanent representative, it must replace said representative immediately. The same rules apply in case of death or resignation of the permanent representative.

Each Director must own at least one share during his term of office. However there is no minimal obligation if the Director is, at the same time, a shareholder linked to the Company with an employment contract.


If - at the time of his/her appointment - the Director does not own the requested number of shares or if during his/her term, he/she no longer owns the requested number of shares, he/she is considered to have automatically resigned, if he/she has failed to regularize his/her situation within three months.

The Directors' term of office is for six years; one year being calculated as the period in between two consecutive annual Ordinary General Shareholders Meetings. The tenure of a Director terminates at the end of the Ordinary General Shareholders Meeting which meets to vote upon the accounts of the then preceding fiscal year and is held in the year during which the office of said Director comes to an end.

The Directors may always be re-elected, they may also be revoked at any time by the Shareholders' General Meeting.

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An individual  person  cannot to hold more than five  positions as a member of a
Board of Directors or a member of a Supervisory Board in companies registered in France; the directorship held in controlled companies (as defined by Section L.233-16 of the French Commercial Code) by the Company, are not taken into account.

In case of death or resignation of one or several Director(s), the Board of Directors may make (a) provisional appointment(s), even between two General Shareholders Meetings.

Any such provisional appointment(s) made pursuant to the previous paragraph need to be ratified by the next following Ordinary Shareholders' General Meeting.

Failing ratification, the resolutions and acts approved beforehand by the Board remain nonetheless valid.

When the number of Directors falls below the compulsory legal minimum, the remaining directors must summon immediately the Ordinary General Shareholders Meeting, in order to reach the full complement of the Board.

Any Director appointed in replacement of another Director whose tenurehas not expired remains in office only for the remaining duration of the tenureof his predecessor.

An employee of the Company may be appointed as a Director. His/her contract of employment must however correspond to an effective work. In this case, he/she does not loose the benefit of his/her employment contract.

The number of Directors who are also linked to the Company by an employment contract can not exceed one third of the Directors in office or five members.

Directors cannot be more than seventy years old. In case one of the Directors reaches this limit during his/her office, the saidDirector is automatically considered as having resigned at the next General Shareholders Meeting.


ARTICLE 14 - MEETINGS OF THE BOARD

14.1

The Board of Directors meets as often as the interests of the Company require.

14.2

The  Chairman   summons  the  Directors  to  the  Meetings  of  the  Board.  The
notification of the Meetings may be made by all means, whether oral or written.

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Furthermore,  if there has not been a Board  Meeting for two months,  members of the Board representing at least one third of the members of the Board, or the Chief Executive Officer, may validly require the President to summon the Board. In such a case, they must indicate the agenda for the meeting.

In case a Labor Committee exists, the representatives of this committee - appointed pursuant to the Labor Code - must be invited to every meeting of the Board.

The meeting takes place either at the registered office or at any other place in France or abroad.

14.3

For the resolutions of the Board of Directors to be valid, at least one half of its members must be present.

Within the limits set out by Section L.225-37, paragraph 3 of the French Commercial Code and subject to the setting up of internal rules, the Board will be entitled to take into account for its quorum and majority rules, the participation of Directors by means of videoconference, still in respect of the legal provisions.

Any decision granting options to purchase new or existing shares of the Company to a Director who is also an employee, to the President or to the Chief Executive Officer of the Company (when he/she is also a Director), within the framework of an authorization given by the Extraordinary Shareholders' General Meeting, pursuant to Sections L.225-177 et seq. of the French Commercial Code, shall be taken by a majority vote among the Directors who are present or represented. The concerned Director as well as any other Director who is likely to be granted similar options cannot take part in the vote.

The resolutions of the Board shall be taken at a majority vote ; in case of a split decision, the President has casting vote.

14.4

Any Director may grant a proxy - even by letter, telegram, telex or fax - to any other Director to represent him/her at a Board Meeting; however, each Director is not allowed to have more than one proxy per meeting.

14.5

The copies or abstracts of the minutes of the Board of directors are certified by the Chairman of the Board, the Chief Executive Officer, the Director temporarily delegated in the duties of President or by a representative duly authorized for that purpose.

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ARTICLE 15 - POWERS OF THE BOARD

The Board of Directors defines the orientations of the Company's activity and supervises their implementation. Within the limits set out by the corporate purposes, and the powers expressly granted by law to the General Shareholders Meeting, the Board may deliberate upon the business of the Company and take any decisions thereof.


ARTICLE 16 - CHAIRMAN

The Board elects one of its members as Chairman of the Board, who must be an individual. The Board determines the duration of the office of the Chairman: it cannot exceed that of his/her office as a Director. The Board may revoke the Chairman at any time. The remuneration of the Chairman is decided by the Board of Directors.

The Chairman represents the Board and organizes its work. The General Shareholders' Meeting must be informed of this work, by the Chairman. The Chairman is responsible for the good functioning of the Company's organisation and, in particular, has to check the ability of the Board members to perform their mission.

Pursuant to Section 706-43 of the French criminal proceedings Code, the Chairman may validly delegate to any person he/she chooses the powers to represent the Company within the framework of criminal proceedings which might be taken against the Company.

Just like any other Director, the Chairman cannot be over seventy years old. In
case   the   Chairman   reaches   this   limit   during   his/her
tenure, he/she will automatically be considered as having resigned. However, his/her tenure is extended until the next t Board of Directors Meeting, during which his successor shall be appointed. Subject to this provision, the Chairman of the Board may also be re-elected.

ARTICLE 16 BIS - CHIEF EXECUTIVE OFFICER

The general management of the Company is performed, under his responsibility, either by the Chairman of the Board or by another individual, elected by the Board and bearing the title of Chief Executive Officer.

The choice between these two methods of management belongs to the Board and must be made as provided for by these bylaws.

Shareholders and third parties will be informed of this choice in the conditions set out by the decree n{degree} 2002-803 of May, 3rd, 2002.

The Chief Executive Officer is vested with the most extensive powers to act under all circumstances on behalf of the Company, within the limits set out by the corporate purposes, and subject to the powers expressly granted by law to the Board of Directors and the General Shareholders Meeting.

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The Chief  Executive  Officer  represents  the Company with third  parties.  The
Company is bound by the acts of the Chief Executive Officer overcoming the corporate purposes, unless proven that the third party knew such act overcame the corporate purposes or could not ignore so in light of the circumstances; yet, the sole publication of the bylaws is not enough to constitute a sufficient evidence thereof.

The remuneration of the Chief Executive Officer is decided by the Board of Directors. The Chief Executive Officer can be revoked at any time by the Board of Directors. If this revocation is not justified, damages may be allocated to the Chief Executive Officer, except when the Chief Executive Officer is also the Chairman of the Board.

The Chief Executive Officer may not hold another position as Chief Executive Officer or member of a Supervisory Board in a company registered in France except when (i) such company is controlled (as referred to in Section L.233-16 of the French Commercial Code) by the Company and (ii) when this controlled company's shares are not quoted on a regulated market.

The Chief Executive Officer cannot be over seventy years old. In case the Chief Executive Officer reaches this limit during his/her tenure, he/she will automatically be considered as having resigned. However, his/her tenure is extended until the next Board of Directors meeting, during which his/her successor shall be appointed.


ARTICLE 17 - DEPUTY CHIEF EXECUTIVE

Upon the Chief Executive Officer's proposal, the Board of Directors may appoint one or several individual(s) as Deputy Chief Executive(s) with the aim of assisting the Chief Executive Officer.

The Deputy Chief Executive may be revoked at any time by the Board, upon proposal of the Chief Executive Officer.

In agreement with the Chief Executive Officer, the Board of Directors shall determine the scope and duration of the powers delegated to the Deputy Chief Executive. The remuneration of the Deputy Chief Executive is decided by the Board of Directors.

Towards third parties, the Deputy Chief Executive has the same powers as the Chief Executive Officer, among which the ability to represent the Company in court.

The Deputy Chief Executive Officer cannot be over seventy years old. In case a Deputy Chief Executive Officer would reach this limit during his/her office, he/she would automatically be considered as having resigned. However, his/her office is extended until the soonest Board of Directors meeting, during which his/her successor shall be appointed.

In any case, the maximum number of Deputy Chief Executive(s) cannot exceed five.


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ARTICLE 18 - AGREEMENTS SUBJECT TO AUTHORIZATION

18.1

Securities, endorsement of drafts and guarantees provided for by the Company shall be authorized by the Board of Directors in compliance with the conditions provided for by the law.

18.2

Any agreement to be entered into - either directly or indirectly or through an intermediary - between the Company and one of its Directors, its Chief Executive Officer or Deputy Chief Executive, one of its shareholders holding more than 5% of the voting rights or, if it is a company, the company controlling it (as referred to in the Section L.233-3 of the French Commercial
Code) is subject to a prior authorization of the Board of Directors. The same authorization applies to the agreements in which these persons are indirectly interested.

Such prior authorization is not required for agreements which, even though they are entered into by the above mentioned persons, concern usual operations which have been entered into on standard conditions. Nevertheless, such agreements have to be reported to the Chairman by the concerned person. Furthermore, the lists and purposes of these agreements shall be communicated by the Chairman to the Board of Directors and to the Statutory Auditors.

The same shall apply for agreements between the Company and another company, whenever one of the Directors, Chief Executive Officer(s) or Deputy Chief Executive(s) of the Company is the owner, a partner with unlimited liability, a manager, Director, Chief Executive Officer, member of the Executive Board or Supervisory Board of said company.

The prior authorization of the Board of Directors is required pursuant to the conditions provided for by law. It being specified that said director shall not be taken into account for the quorum calculation and that his/her vote shall not be taken into consideration for the calculation of the majority.


ARTICLE 19 - PROHIBITED AGREEMENTS

Directors who are not legal bodies are prohibited from taking out loans from the Company, under any form whatsoever, from getting an overdraft on a current account or otherwise, and benefiting from a guarantee from the Company for the agreements they have entered into with third parties.

The same prohibition applies to Chief Executive Officers, Deputy Chief Executives and to permanent representatives of the Directors legal bodies. It also applies to spouses, ascendants and descendants of the persons referred to in the previous paragraph, as well as to any interposed person.

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                                    TITLE V

                                   AUDITORS

ARTICLE 20 - AUDITORS

The Ordinary Shareholders' General Meeting shall appoint one or two Auditors and substitute Auditors for a duration under the conditions and for the task complying with (French) Law.

The Auditors are appointed for six fiscal years. Their mandate ends at the time of the General Meeting deciding upon the statements of the sixth fiscal year.

The Auditor appointed to replace another shall only remain in service until the expiration of the mandate of his predecessor.

Auditors are indefinitely reeligible.

One or several shareholders representing at least one twentieth of the registered capital may ask in court the objection to one or several Auditors appointed by the meeting and the designation of one or several other Auditors who shall provide their services replacing the objected Auditors. Under penalty of unacceptability of the request, the latter shall have to be made before the President of the Commercial Court who shall rule in chambers within a period of thirty days as from the rejected nomination.

The Auditors must be called at the Board meeting during which the accounts of the ended financial year shall be closed and at all shareholders meetings.


ARTICLE 21 - EXPERTISE

One or several shareholders representing at least one twentieth of the registered capital may ask to the President of the Commercial Court to rule in chambers to designate an expert in charge of presenting a report on one or several management operations.

The report from the expert possibly appointed must be sent to the petitioners, to the Board, to the Ministere Public ("Attorney General"), to the Labor Committee and to the COB (French SEC) ; it shall also be attached to the report from the Auditor(s) prepared for the forthcoming General Meeting and should be granted the same advertising.

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                                   TITLE VI

                               GENERAL MEETINGS


ARTICLE 22 - GENERAL RULES

1) The annual Ordinary General Meeting shall have to meet every six month, following the end of each financial year subject to an extension of that period further to a court decision.

2) Extraordinary Shareholders' General Meetings or Ordinary Shareholders' General Meetings called up extraordinarily may also be called up further to a notice from either the Board or the Auditors or the Agent designated by the court upon the petition of the Labor Committee or any interested person in case of an urgent matter or one or several shareholders representing at least one twentieth of the registered capital.

3) The General Meetings are held at the head office or in any other place indicated in the notice which may even be out of the department of the head office.

     In case of an urgent matter, the Labor Committee may go to court and ask for the appointment of an Agent who will be in charge of convening the Shareholders' General Meeting.

     The Labor Committee may also require the registration of resolution proposals on the agenda.

     Two members of the Labor Committee, one from the "cadres techniciens et Agents de maitrise" category, and one from the "employes et ouvriers" category, may be appointed by the Labor Committee in order to assist to the Shareholders' General Meetings. Upon their demand, they must be listened to during for all deliberations requiring an unanimous vote from the shareholders.

4) The notices for General Meetings are sent to each shareholder at least fifteen days prior to these meetings either by simple mail or registered mail.

     Should the General Meeting not have been able to decide validly due to the failing of the required quorum, a second meeting is called up the same way as the first one and the calling up notice shall remind its date. However the time limit for such a notice is reduced to six days.

5) The calling up notice shall indicate the corporate name possibly followed by its acronym, the corporate form, the amount of registered capital, the address of its registered offices, the corporate identification numbers with the French Trade Registry and the National Institute of Statistics and Economic Surveys (Institut National de la Statistique et des Etudes Economiques INSEE), the dates, hour and place of the meeting and its nature, extraordinary, ordinary or special together with its agenda.

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Subject to miscellaneous questions  which  should  be  of  no major importance, questions indicated on the agenda are mentioned in such a manner that their content and scope appear clearly without having to refer to other documents.

     One or several shareholders may under the conditions provided in Sections 128 to 131 of the decree n{degree} 67-236 dated March 23rd, 1967 require the recording on the agenda of resolution projects which do not concern the presentation of candidates to the Board.

     The Meeting cannot deliberate on a question which is not listed on the agenda; however, it may in all circumstances revoke one or several members from the Board and proceed with their replacement.

     The Meeting agenda cannot be modified on the second calling up.

6) All shareholders attend the General Meeting whatever the number of their shares as long as they have been paid up for required payments.

7) A shareholder can only be represented by another shareholder or his/her spouse who may not be a shareholder.

     The mandate is granted for a single meeting ; however it can be granted for two meetings, an ordinary meeting and an extraordinary meeting held on the same day or within a period of seven days.

     The mandate granted for a meeting is valid for successive meetings called up covering the same agenda.

     The following documents must be attached to any proxy form sent to the shareholders :

       -  the meeting agenda

       - the text of the projects of resolutions presented by the Board and if need be by the shareholders or the Labor Committee.

       - a summary on the corporate situation during the ended financial year with a chart on the corporate results during the past five financial years or each of the financial years since the incorporation of the Company if their number is inferior to five.

       -  a  form for the sending of the documents and information listed under article 135 of the decree mentioned hereabove, informing the shareholder that he/she may obtain by simple request the automatic sending of the documents and information mentioned above for each forthcoming Shareholders' Meetings.

     The proxy form must inform the shareholder in a very clear manner that failing any indication of Agent, a favorable vote shall be issued in his/her name to adopt the resolution projects presented or consented by the Board. To issue any other vote, the shareholder must chose an Agent who accepts to vote in line with his/her mandate.
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     The  proxy  must  be signed by the represented  shareholder  and  indicate his/her name, usual first name and domicile, the number of shares he/she holds and the number of votes related to his/her shares.

     The Agent namely designated on the proxy may not a substitute another person to him/herself.

8) The Meeting is presided over by the Chairman of the Board of Directors or, if he/she is absent, by a director duly delegated for that purpose by the Board. Otherwise, the Meeting elects its own president.

     The two members of the meeting with most votes shall, if they accept that position, fulfill the tasks of scrutinizers

     The Meeting Committee designates the secretary who may be selected among persons who are not shareholders.

9)   An attendance sheet is kept and contains :

        - the name, usual first name and domicile of each shareholder, attending or represented, the number of shares he/she holds and the number of votes related to these shares.

        - the name, usual first name and domicile of each Agent, the number of shares represented by his/her mandates and the number of votes related to his/her shares.

     Comments on the represented shareholders may not be mentioned on the attendance sheet provided the powers are attached thereto and their number is indicated.

     The Meeting Committee shall certify as true the attendance sheet duly signed by the present or represented shareholders.

10) Secret ballot vote shall be adopted whenever claimed by the Meeting Committee or members of the meeting representing more than half of the registered capital represented at that Meeting.

11) For all meetings, the quorum is counted on the total amount of shares forming the registered capital deducting those which are not entitled to the voting right by virtue of the legislative or regulatory provisions.

12) Each member of the meeting has as much votes as he/she possesses and represents shares, both under his/her personal name and as Agent, without limitations. However, in meetings held for the checking the shares invested in kind or specific advantages, each shareholder may not dispose of more than ten votes.

     In the case of beneficial ownership, the right to vote related to the share belongs to the beneficial owner in Ordinary General Meetings and to the bare owner in Extraordinary or Special General Meetings.

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     The  joint owners of shares must be represented by only one among them  or by a sole Agent.

     Finally, the owner of the securities pledged again shall have the right to vote.

13) Minutes shall witness resolutions voted in General Meetings and shall contain the required comments on a special register kept in the registered office under the conditions provided hereabove and signed by the members of the Board Committee.

     Copies or extracts of the minutes of the General Meeting are validly certified by the Chairman of the Board, a Director duly empowered to act as a Chief Executive Officer, or by the secretary of the meeting.

14) Shareholders exercise their rights related to communications and copies under the conditions provided by law.

15 ) The votes of the Shareholder attending to the meeting by means of videoconference or telecommunications, according to regulatory provisions, shall be taken into account for the calculation of the quorum and the majority of the said meeting.


ARTICLE 23 - EXTRAORDINARY GENERAL MEETINGS

The Extraordinary Shareholders' General Meeting is alone entitled to modify bylaws as far as all their provisions : any contrary clause shall be declared void. However, it may not increase shareholders' commitments subject to operations resulting from a regrouping of shares regularly carried out.

The Extraordinary Shareholders' General Meeting validly deliberates if the attending or represented shareholders hold at least on the first notice of convening half and on the second notice of convening a fourth of the shares giving the right to vote. Failing this last quorum, the second meeting may be postponed on another date at the utmost two months later than the date of the initial calling up.

Resolutions shall be adopted by the majority of two third of the voting rights of the attending or represented shareholders, including the shareholders voting by mail.


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ARTICLE 24 - ORDINARY GENERAL MEETINGS

The Ordinary Shareholders' General Meeting takes all decisions except those which are of the competence of the Extraordinary Shareholders' General Meeting.

The Ordinary Shareholders' General Meeting only deliberates validly on a first notice of convening if the attending or represented shareholders own at least the fourth of the voting rights. Upon the second notice of convening no quorum is required. It shall act by a majority of votes owned by the attending or represented shareholders, including the shareholders voting by mail.


                                   TITLE VII

                       INVENTORIES - PROFITS - RESERVES


ARTICLE 25 - COMPANY'S FISCAL YEAR

Each fiscal year shall cover a period of twelve months starting on January 1st and ending on next December 31st.


ARTICLE 26 - INVENTORY - ACCOUNTS

Regularly accounting of corporate operations is held in compliance with Law.

At the end of the each fiscal year, the Board draws up an inventory and the financial statements.

A management report is prepared on the situation of the Company over the last fiscal year, its expected evolution, the major events which occurred between the date of the end of the last fiscal year and the date on which the management report is prepared and on its activities in research and development.

All these documents are made available to the Auditors disposal according the provisions set forth by the law.


ARTICLE 27 - FIXING, ALLOCATION AND DISTRIBUTION OF PROFITS

On the profit of each fiscal year subject to reduction of the amount of the previous law, an amount equal to 5 % of it shall be allocated in order to constitute the legal funds ; such allocation is no longer compulsory when the said funds amount to 10 % of the registered capital ; should the amount of the legal funds become inferior of the registered capital, such allocation should have to be implemented.

The General Meeting may allocate any amount to the appropriation of all optional, ordinary or extraordinary funds or carrying it forward.

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The profit of the fiscal year reduced by  the  amount of previous losses and by the amount to be allocated to the reserves according any legal provisions or bylaws and increased by the amount of the carried forward profit constitute the distributable profit.

Further to the approval on the financial statement and the determination of the distributable amounts, the General Meeting decides the amount of the dividends to be distributed to the shareholders. The General Meeting may also decide on the distribution of amounts appropriated from the reserves it has available either to provide or complete dividends or as extraordinary distribution ; in such a case, the decision shall expressly indicate the reserve items from which the distributions are made. However, the dividends have to be priorly distributed from the distributable profit of the current fiscal year.


ARTICLE 28 - PAYMENT OF DIVIDENDS

The terms and conditions of payment of dividends voted by the General Meeting are decided by the relevant meeting or, failing such decision, by the Board. However, the payment must occur within a period which can not exceed nine months from the end of the fiscal year unless a court decision authorizes an extension of such time limit for payment.

Dividends which are not claimed within five years from their maturity date shall be bared.


                                  TITLE VIII

                  EXTENSION - DISSOLUTION - WINDING UP


ARTICLE 29 - EXTENSION

At least one year prior to the expiration date of the Company, the Board must convene a Extraordinary Shareholders' General Meeting to decide the prorogation of the Company; such prorogation may not exceed 99 years.

Failing such Extraordinary Shareholders' General Meeting, any shareholder may fifteen days further to a formal notice sent to the Chairman of the Board, by registered letter remaining unsuccessful, request from the courts the appointment of a Agent in charge of convening the meeting hereabove.


ARTICLE 30 - DISSOLUTION

The  Extraordinary  Shareholders'   Meeting  may,  at  any  time,  decide  the
accelerated dissolution of the Company.

If - as a consequence of the losses showed by the Company's accounts, the net assets of the Company are reduced below one half of the registered capital of the Company, the Board of Directors must, within four months from the approval of the accounts showing this loss, convene

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an Extraordinary Shareholders' General Meeting in order  to decide whether the
Company should be dissolved before its statutory term.

If the dissolution is not declared, the registered capital must - at the latest at the closing of the second fiscal year following that which has showed the losses and subject to the legal provisions concerning the minimum capital of societes anonymes be reduced by an amount at least equal to the losses which could not be charged on reserves, if during that period the net assets have not been restored up to an amount at least equal to one half of the capital.

Failing such meeting of the Extraordinary Shareholders' General Meeting as well as when the meeting has not been able validly to take its resolutions, any person with an interest to do so may file a claim before a court for the dissolution of the Company.

The Company is in liquidation at the time of its dissolution, whatever the reason. Its legal personality remains for the needs of the liquidation until it is closed.

During the liquidation, the General Meeting keeps the same powers as when the Company existed.

The shares remain negotiable until the liquidation is closed.

The dissolution of the Company is opposable to third parties only as from the date when the dissolution is published at the Trade and Corporate Registry.

ARTICLE 31 - WINDING UP

The winding up of the Company shall be carried out under the conditions provided for sectuions L.237-1 to L.237-31 of the French Commercial Code and under the provisions of the decree of March 23rd, 1967 referred to for their application.

Further to the extinction of the liabilities, the reimbursement of the shares nominal (registered) capital shall be carried out. The liquidation bonus shall be distributed to the shareholders in a due proportion of their respective rights.


                                   TITLE IX
                        DISPUTES - ELECTION OF DOMICILE

ARTICLE 32 - DISPUTES

Any disputes arising during the existence or the winding up of the Company either between the shareholders and the company or between the shareholders themselves and related to corporate matters shall be submitted to the Courts of the location of the registered office.

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